UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013(September 23, 2013)

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53923

(Commission File No.)

6037 Franz Road, Suite 103

Dublin, OH 43017

(Address of principal executive offices and Zip Code)

(614) 459-4959

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2013, James McCabe resigned as President of Cardinal Energy Group, Inc. (the “Company”). Timothy Crawford, the Company’s Chief Executive Officer, will assume the role as President and continue to oversee all of the Company’s operations. In addition, Dave Rippy, who was appointed as the Company’s new Acting Chief Operating Officer on September 23, 2013 will assume all of the Company’s day to day oil and gas operations.

In his role as the Company’s acting Chief Operating Officer, Mr. Rippy will oversee all of the Company’s day to day oil and gas drilling operations, work over and production work to ensure that all our well locations are operated in accordance with good and safe practices and in compliance with all laws and regulations.

The following is a brief summary of Mr. Rippy’s background:

Since 1995, Mr. Rippy has been the founder and Chief Executive Officer of Bakersfield Drilling Consultants, Inc. and its predecessor, a provider of oil and gas well drilling supervisory services. Mr. Rippy is a results-driven, high-energy operations executive with experience in providing leadership to oil and gas well operations seeking to be at the forefront of their industry. He has extensive experience in defining and implementing vision, strategy, and strategic planning to advance oil and gas well drilling projects and promote revenue, profitability and growth. Mr. Rippy has been responsible for maximizing production efficiency, quality, service, and cost-effective management of resources in oil and gas drilling activities. Mr. Rippy has expertise in leading project teams in production development to improve processes, streamline operations, implement cost controls, develop staff, and enhance performance efficiency and is skilled in navigating the oilfield drilling cycle.

Mr. Rippy has held positions in various aspects of the oil and gas drilling business including positions with Bestline Liner Systems of Bakersfied California, from 1993 to 1995 as a Design & Sales Manager, Berry Petroleum of Taft, California from 1988 to 1993 as an Engineer – Drilling, Production & Work Over, ARCO Oil & Gas, of Bakersfield, California from 1986 to 1988 as a Drilling Technician and Halliburton Services of Ventura California from 1979 to 1986 as a Field Engineer.

Compensation

Pursuant to the terms of an Independent Consultant Agreement with Bakersfield Drilling Consultants, Inc., Mr. Rippy will receive a base salary of $500.00 per day plus reimbursement of out-of-pocket or other expenses incurred as a result of providing services to the Company. The term of agreement will continue from month to month and may be terminated by either party after at least five days prior written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under signed here unto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: September 27, 2013	BY:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer